SUPERNOVA ENERGY INC.
(the “Company”)

Resignation of Officer

I hereby resign as Director of the Company, effective immediately.

My resignation does not result from any disagreement with the Company regarding its operations, policies, practices or otherwise but is as a result of my desire to pursue other professional ventures.

Date:	June 28, 2014
Name:	Fortunato Villamagna
Signature	/s/ Fortunato Villamagna